SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2006

PATCH INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-28627 (Commission File Number)	87-0393257 (IRS Employer Identification No.)

Suite 300, 441 – 5th Avenue S.W., Calgary, Alberta, Canada T2P 2V1

(Address of principal executive offices)(Zip Code)

(403) 441-4390

Registrant’s telephone number, including area code

1220 – 666 Burrard Street, Vancouver, British Columbia V6C 2X8 Canada

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On December 28, 2006, Patch International Inc. (“Patch”) closed the second tranche of a private placement. Patch issued an additional 650,000 common shares on a “flow through” basis (at Cdn.$1.00 per share) for aggregate gross proceeds of Cdn.$650,000. Patch paid a finder’s fee of 7% (or Cdn.$27,300) to Michael Vandale, an officer and sole director of Patch. On January 5, 2007, Patch issued a press release announcing the closing of the second tranche in the private placement. The press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein. When combined with the first tranche of the private placement completed on December 18, 2006, Patch has issued a total 3,240,000 common shares on a “flow through” basis (at a purchase price of Cdn.$1.00 per share) for aggregate gross proceeds of Cdn.$3,240,000. In connection with the sale of 3,240,000 common shares, Patch paid an aggregate finder’s fee of 7% (or Cdn.$224,350). The shares were issued pursuant to Regulation S under the Securities Act of 1933, as the sales were made in “offshore transactions,” as that term is defined in Rule 902 of Regulation S. The shares are subject to a hold period in Canada that expires four months and a day after the later of (i) the date of issuance and (ii) the date Patch becomes a reporting issuer in any province or territory of Canada.

Item 8.01	Other Events

On December 21, 2006, Patch entered into an agreement with 1289307 Alberta Ltd., a private corporation incorporated under the laws of Alberta (“Holdco”), providing for the acquisition of Holdco by Patch. On December 22, 2006, Patch issued a press release announcing the entry into the agreement with Holdco. The press release is furnished herewith as Exhibit 99.2 and incorporated by reference herein.

It is proposed that Patch, or a wholly-owned subsidiary of Patch, would acquire all of the issued and outstanding common shares of Holdco in consideration for, directly or indirectly, 500,000 common shares of Patch (the “Acquisition”) at a deemed price of $2.00 per share, or an aggregate deemed price of $1,000,000. It is proposed that all of the shares issued to the Holdco shareholders will be registered. Patch currently has 19,879,274 common shares and one share of Class A Preferred Voting Stock (the “Preferred Voting Share”) issued and outstanding and 25,000,000 common shares authorized. However, in connection with the recent acquisition of Damascus Energy Inc. (“Damascus”), Patch Energy, the wholly-owned subsidiary of Patch, acquired all of the issued and outstanding common shares of Damascus in consideration for one Preferred Voting Share and 9,426,489 shares of Series A Preferred Stock of Patch Energy (the “Exchangeable Shares”) that are exchangeable for 9,426,489 shares of Patch common stock. Therefore, Patch will need to increase the number of authorized common shares.

Rod Maxwell and Mark L. Bentsen are the only shareholders of Holdco. At or before the closing of the Acquisition, Messrs. Maxwell and Bentsen will be appointed to serve as directors of Patch.

In addition to the issuance of common shares upon closing of the Acquisition, Patch will assume $1,000,000 of Holdco debt. An Alberta numbered company wholly owned by Michael S. Vandale, Patch’s President and CEO, owns 100% of the Holdco debt that Patch will assume.

Completion of the Acquisition is contingent upon the satisfaction of a number of conditions including the completion of satisfactory due diligence by Patch and Holdco; the preparation of a satisfactory engineering evaluation; the entering into a formal share exchange agreement and related documentation, between Patch and Holdco in form and content satisfactory to each of them; and any regulatory, shareholder, director or other approvals as may be required.

It is intended that the offer to purchase Holdco will be made by way of exempt take-over bid in the Province of Alberta and such other jurisdictions in which holders of the Holdco common shares reside where such bid may lawfully be made; provided however, that final determination of the structure will be based on the securities and tax aspects of the Acquisition and will be made in the most legally and tax effective manner as agreed to by the parties.

Patch and Holdco intend to enter into a Share Exchange Agreement no later than January 15, 2007 containing the terms and conditions set forth in the agreement.

This summary description of the agreement does not purport to be complete and is qualified in its entirety by reference to the document that is filed as an exhibit hereto.

Item 9.01	Financial Statements and Exhibits

Regulation S-K Number	Document
10.1	Letter agreement with 1289307 Alberta Ltd. dated December 21, 2006
99.1	Press release dated January 5, 2007
99.2	Press release dated December 22, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATCH INTERNATIONAL INC.
January 8, 2007	By: /s/ Michael S. Vandale Michael S. Vandale, President

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